Exhibit 4.(b)(6)

FORM OF SIDE LETTER AGREEMENT

São Paulo, [date]

To

CNOVA COMÉRCIO ELETRÔNICO S.A.

Rua Gomes de Carvalho, n° 1609 - 3rd to 7th floors-
Vila Olímpia São Paulo - SP - Brazil

C/O [*]

Ref.: Side Letter - Surety – [name of the agreement]

Dear Sir,

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, company headquartered in the city of São Paulo, State of São Paulo, Brazil, at Avenida Brigadeiro Luis Antonio No. 3142, Jardim Paulista, registered under CNPJ/MF No. 47.508.411/0001-56 , herein represented by its bylaws (“CBD”), hereby this document (“Letter”),

WHEREAS

I.        Cnova Comércio Eletrônico S.A. (“Cnova”) and [name of the bank](“Bank”) are in negotiations for the conclusion of a [name of the agreement], [description of the agreement] (“Agreement”).

II.       To ensure compliance with Cnova obligations under the Agreement, Cnova requested the CBD to issue a guarantee, by surety in Bank favour, from the signature of the Agreement.

LET CNOVA COMÉRCIO ELETRÔNICO  S.A., company headquartered in city of São Paulo, state of São Paulo, at Rua Gomes de Carvalho, n° 1609, 3rd to 7th floors, Vila Olímpia, registered under CNPJ/MF n° 07.170.938/0001-07, to be informed about what follows:

1     CBD agrees to guarantee, by surety, the obligations of Cnova arising from the Agreement, for the exact terms of this Agreement.

2     In return for the guarantee provided by CBD to Cnova, Cnova will pay to CBD, semi-annually, a fee corresponding to 50% (fifty percent) of the difference (spread) between the compensatory interest rates charged by the Bank for the transaction with and without CBD's surety, as quotes presented by the Bank ("Commission").

3     On the date of celebration of this Letter, CBD obtained the quotes listed in Exhibit I. Based on criteria established in Clause 2 above, it was established that the Commission to be charged by CBD will be R$ [*] ([*] reais).

4     Cnova will pay the Commission to CBD by bank transfer to the account to be indicated by CBD, within thirty (30) days after receipt by Cnova of the tax document issued by CBD.

[initialized stamp: Grupo Pão de Açúcar Corporate Legal]

GPA

5     The lateness in the fulfilment of any obligation under this Letter, including the delay in payment by Cnova, will automatically subject Cnova to a fine of 2% (two percent) of the amount due, readjusted according to IGP-M (FGV) variation, plus arrears interest of 1% (one percent) per month, accrued pro rata temporis on the amount due from the default date until the respective settlement date;

6     CBD and Cnova agree that if, at any time during the term of the guarantee, CBD is requested by the Bank or by its successors or assignees, to make any payment in reason of such guarantee, CBD may proceed promptly, under the terms of the aforementioned guarantee and regardless of any notice, communication, notification, consultation, confirmation or authorization of Cnova, to the payment of the amount and in the deadline requested by the Bank, unless: (a) up to 24 (twenty four) hours before the end of the period that was granted by the Bank for payment, CBD receive proof, by a proper document, in its sole discretion, that Cnova made payment of the amount or amounts requested by the Bank; or (b) CBD receive notification of judicial or administrative decision suspending or voiding the request for payment submitted by the Bank.

7     If CBD makes any payment to the Bank due to the provision of guarantee, whose resources have not been previously delivered by Cnova, Cnova undertakes to repay CBD of any sums that were spent by CBD for this payment, plus the funding cost of CBD in the operation within five (05) days from the notification made by CBD to Cnova.

8     Failure in the refund to be made by Cnova within the term that may be agreed by the Parties in due course established, will subject Cnova to the penalty provided in Clause 5 above.

9     Preserved the rights of beneficiaries of the guarantees issued, the present Letter may be terminated by either Party at any time, by written notice to the other party, at least sixty (60) days from receipt of the communication, without imposing any burden and/or penalty.

10   In the event of early termination of this Letter:

a.         It will be determined, between the Parties, the amounts owed to each other, which will be paid/reimbursed in updated way, based on the IPCA-IBGE, from the obligation until the date of payment/reimbursement, and this should take place within to 20 (twenty) days from the termination date.

b.         Cnova should immediately replace all Guarantees provided by CBD, ensuring its discharge.

With nothing more to add, we undersign.

Cordially,

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

[name]

[initialized stamp: Grupo Pão de Açúcar Corporate Legal]

GPA

[position]

Received on and agreed.

CNOVA COMÉRCIO ELETRÔNICO S.A.

[name]

[position]

[initialized stamp: Grupo Pão de Açúcar Corporate Legal]